Exhibit 4.5

CREDIT AND SECURITY AGREEMENT
BY AND AMONG
ORION ENERGY SYSTEMS, LTD.
AND
GREAT LAKES ENERGY TECHNOLOGIES, LLC,
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
Acting through its WELLS FARGO BUSINESS CREDIT
operating division
December 22, 2005

CREDIT AND SECURITY AGREEMENT
Dated as of December 22, 2005
     ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association acting through its WELLS FARGO BUSINESS CREDIT operating division (the “Lender”), hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:
     “Accounts” shall have the meaning given it under the UCC.
     “Accounts Advance Rate” means up to eighty five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.
     “Advance” means a Revolving Advance.
     “Affiliate” or “Affiliates” means, as to each Borrower, any Person controlled by, controlling or under common control with such Borrower, including any Subsidiary of such Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Credit and Security Agreement.
     “Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.
     “Book Net Worth” means the aggregate of the Owners’ equity in the Borrowers, determined on a consolidated basis in accordance with GAAP; provided, however, that any increase in the Owners’ equity on account of the forgiveness of debt due to Osram, which is to occur late in fiscal year 2006 or early in fiscal year 2007 shall be excluded in determining the Borrowers’ compliance with the provisions of Section 6.2(a) for the period in which such event occurs.
     “Borrowing Base” means at any time the lesser of:
     (a) The Maximum Line Amount; or

     (b) Subject to change from time to time in the Lender’s sole discretion, the sum of:
     (i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $25,000,000, plus
     (ii) The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory or (B) $5,500,000, less
     (iii) The Borrowing Base Reserve, less
     (iv) Obligations that the Borrowers owe to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrowers’ credit exposure with respect to Wells Fargo Bank Affiliate Obligations.
     “Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of any Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), including, without limitation, such reserve as the Lender may from time to time establish in its discretion, for potential wage liens, as determined under Wis. Stat. Section 109.09, or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrowers to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes an Event of Default.
     “Business Day” means day on which the Federal Reserve Bank of New York is open for business.
     “Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.
     “Collateral” means all of each Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of each Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of each Borrower, including all mail or electronic mail addressed to a Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.
     “Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement.
     “Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit by the Lender, entered into between a Borrower as applicant and the Lender as issuer.
     “Commitment” means the Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, the Borrowers pursuant to Article II.
     “Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.
     “Credit Facility” means the credit facility under which Revolving Advances may be made available to the Borrowers by the Lender under Article II.
     “Cut-off Time” means 11:00 a.m. Milwaukee, Wisconsin time.
     “Default Period” means any period of time beginning on the day an Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Event of Default has been cured or waived.
     “Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the Floating Rate, as such rate may change from time to time.
     “Director” means, as to each Borrower, a director of such Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the IRC.
     “Eligible Accounts” means, as to each Borrower, all unpaid Accounts of such Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

     (i) That portion of Accounts unpaid ninety (90) days or more after the invoice date, or, if the Lender in its discretion has determined that a particular dated Account may be eligible, that portion of such Account which is unpaid more than sixty (60) days past the stated due date or more than one hundred twenty (120) days past the invoice date;
     (ii) That portion of Accounts related to goods or services with respect to which the applicable Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;
     (iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the applicable Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;
     (iv) Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
     (v) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the applicable Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);
     (vi) Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;
     (vii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;
     (viii) Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of any Borrower or by Northland Capital;
     (ix) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;
     (x) That portion of Accounts that has been restructured, extended, amended or modified;
     (xi) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

     (xii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Eligible Accounts;
     (xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty five percent (25%) or more of the total amount of Accounts due from such account debtor is ineligible under clauses (i), (ii), or (x) above; and
     (xiv) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.
     “Eligible Inventory” means, as to each Borrower, all Inventory of such Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:
     (i) Inventory that is: in-transit; located at any warehouse, job site or other premises other than the Premises or other premises approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance that is subordinate to Lender’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;
     (ii) Supplies, packaging, fabricated parts, sample Inventory, or customer supplied parts or Inventory;
     (iii) Work-in-process Inventory;
     (iv) Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of a Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;
     (v) Inventory that a Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;
     (vi) Inventory that is perishable or live;
     (vii) Inventory manufactured by a Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;
     (viii) Inventory that is subject to a Lien in favor of any Person other than the Lender; and
     (ix) Inventory otherwise deemed ineligible by the Lender in its sole discretion.

     “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
     “Equipment” shall have the meaning given it under the UCC.
     “Event of Default” has the meaning set forth in Section 7.1.
     “Executive Officers” means those Officers of the Borrowers identified on Schedule 1.1 hereto.
     “Financial Covenants” means the covenants set forth in Section 6.2.
     “Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus one percent (1.0%), which interest rate shall change when and as the Prime Rate changes.
     “Funding Date” has the meaning set forth in Section 2.1.
     “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.
     “General Intangibles” shall have the meaning given it under the UCC.
     “Guarantor Security Documents” means the Security Agreement between Orion Aviation, Inc. and the Lender, to secure such Guarantor’s obligations to the Lender pursuant to its guaranty and to secure the Obligations, and any other document delivered by a Guarantor to the Lender from time to time to secure the Obligations.
     “Guarantors” means Orion Aviation, Inc. or any other Person now or hereafter guarantying the Obligations, each a “Guarantor.”
     “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
     “IRC” means the Internal Revenue Code of 1986, as amended from time to time.
     “Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.
     “Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
     “Intercreditor Agreements” means the Security Interest Subordination Agreement executed by the City of Manitowoc, in the Lender’s favor, and the Intercreditor Agreement between Hometown Bank and the Lender, each dated on or about the same date as this

Agreement and acknowledged by the Borrowers, and any other subordination or intercreditor agreement accepted by the Lender from a creditor of any Borrower from time to time.
     “Interest Payment Date” has the meaning set forth in Section 2.5(a).
     “Inventory” shall have the meaning given it under the UCC.
     “Inventory Advance Rate” means up to sixty percent (60%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.
     “Investment Property” shall have the meaning given it under the UCC.
     “L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.
     “L/C Application” means an application for the issuance of standby letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement in form acceptable to the Lender.
     “Letter of Credit” has the meaning set forth in Section 2.3(a).
     “Licensed Intellectual Property” has the meaning set forth in Section 5.11(c).
     “Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.
     “Loan Documents” means this Agreement, the Notes, the Security Documents and any L/C Application.
     “Lockbox” means the “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement.
     “Material Adverse Effect” means any of the following:
     (i) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrowers , taken as a whole;
     (ii) A material adverse effect on the ability of any Borrower to perform its obligations under the Loan Documents;
     (iii) A material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to

Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or
     (iv) Any claim against any Borrower or threat of litigation which if determined adversely to such Borrower would cause such Borrower to be liable to pay an amount exceeding Fifty Thousand Dollars ($50,000) or would be an event described in clauses (i), (ii) and (iii) above.
     “Maturity Date” means December 31, 2008.
     “Maximum Line Amount” means Twenty Five Million Dollars ($25,000,000).
     “Minimum Interest Charge” has the meaning given in Section 2.5(b).
     “Mortgaged Real Estate” means the real estate of the Borrowers, which is encumbered by the Mortgages.
     “Mortgages” means the Real Estate Mortgages by each of the Borrowers in favor of the Lender with respect top their respective Premises.
     “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute.
     “Net Income” means fiscal year-to-date after-tax net income of the Borrowers from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined on a consolidated basis in accordance with GAAP; provided, however, that any income earned by the Borrowers on account of the forgiveness of debt due to Osram, which is to occur late in fiscal year 2006 or early in fiscal year 2007 shall be excluded in determining the Borrowers’ compliance with the provisions of Section 6.2(b) for the periods in which such event occurs.
     “Note” means the Revolving Note or any other promissory note hereafter issued by a Borrower hereunder; collectively, the “Notes.”
     “Obligation of Reimbursement” means the obligation of Borrowers to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement and any applicable L/C Application.
     “Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which each Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrowers, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrowers arising under any Loan Document among the Borrowers and the Lender, whether now in effect or hereafter entered into and all Wells Fargo Bank Affiliate Obligations.

     “Officer” means, as to each Borrower, an officer of such Borrower.
     “Overadvance” means the amount, if any, by which (i) the outstanding principal balance of the Revolving Note, plus (ii) the L/C Amount, is in excess of the then-existing Borrowing Base.
     “Owned Intellectual Property” has the meaning set forth in Section 5.11(a).
     “Owner” means, as to each Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower or a right to acquire such an interest.
     “Pass-Through Tax Liabilities” means, as to Great Lakes, the amount of state and federal income tax paid or to be paid by such Borrower’s Owners on taxable income earned by such Borrower and attributable to the Owners as a result of such Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any Owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the Owners from or through such Borrower.
     “Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement by the Borrowers in favor of the Lender dated the same date as this Agreement.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
     “Permitted Lien” and “Permitted Liens” have the meanings set forth in Section 6.3(a).
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrowers or any ERISA Affiliate.
     “Premises” means, as to each Borrower, all locations where such Borrower conducts its business or has any rights of possession, including but not limited to the locations legally described in Exhibit C attached hereto.
     “Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

     “Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
     “Revolving Advance” has the meaning set forth in Section 2.1.
     “Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.
     “Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Mortgages, the Patent and Trademark Security Agreement and any other document delivered to the Lender from time to time to secure the Obligations.
     “Security Interest” has the meaning set forth in Section 3.1.
     “Special Account” means a specified cash collateral account maintained by the Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.
     “Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by the Lender entered into between the applicable Borrower as applicant and the Lender as issuer.
     “Subsidiary” means, as to each Borrower, any corporation or other organization of which more than fifty percent (50%) of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Tax Distributions” means, as to each of Great Lakes, distributions declared and paid by such Borrower to its Owners, or which could have been declared and paid by such Borrower, in an amount not to exceed the Pass-Through Tax Liabilities of such Borrower.
     “Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrowers terminate the Credit Facility, or (iii) the date the Lender demands payment of the Obligations, following an Event of Default, pursuant to Section 7.2.
     “UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.
     “Unused Amount” is defined in Section 2.6(c).
     “Wells Fargo Bank Affiliate Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower or its Subsidiaries to any person that is owned in material part by the Lender and that relates to any service or facility extended to such Borrower or its Subsidiaries including but not limited to: (a) credit cards, (b) credit card processing services, (c) debit cards, and (d) purchase cards, as well as any other services or facilities from time to time specified by the Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future; provided, however, that the Borrower’s obligations to Wells Fargo Equipment Finance are specifically excluded from the Wells Fargo Bank Affiliate Obligations.
     “Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and among the Borrowers and the Lender, dated the same date as this Agreement.
     Section 1.2 Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.
ARTICLE II
AMOUNT AND TERMS OF THE CREDIT FACILITY
     Section 2.1 Revolving Advances. The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrowers from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability. Each Borrower’s joint and several obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrowers may borrow, prepay pursuant to Section 2.9, and reborrow.

     Section 2.2 Procedures for Requesting Advances. The Borrowers shall comply with the following procedures in requesting Revolving Advances:
     (a) Time for Requests. The Borrowers shall request each Advance not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrowers if so requested by the Lender, by (i) an Officer of any Borrower; or (ii) a person designated as any Borrower’s agent by an Officer of such Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrowers shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.
     (b) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to Orion’s demand deposit account maintained with Lender unless the Lender and the Borrowers shall agree in writing to another manner of disbursement.
     Section 2.3 Letters of Credit.
     (a) Issuance of Letters of Credit. The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the requested Borrower’s account. The Lender shall have no obligation to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the Availability. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower to the Lender, which must be completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Commercial Letter of Credit Agreement or Standby Letter of Credit Agreement applicable thereto.
     (b) Expiry Date. No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.
     (c) Conditions Precedent. Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.
     (d) Obligation of Reimbursement. If a draft is submitted under a Letter of Credit when the Borrowers are unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrowers shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrowers’ inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.
     Section 2.4 Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If Borrowers fail to promptly make any such payment in the amount required hereunder, then Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account maintained by the Lender or by any other financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion. The Borrowers may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrowers when the Lender is required to release its security interest in the Special Account under applicable law.
     Section 2.5 Interest; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury.
     (a) Interest. Except as provided in Section 2.5(c) and Section 2.5(f), the principal amount of each Advance shall bear interest at the Floating Rate.
     (b) Minimum Interest Charge. Notwithstanding any other terms of this Agreement to the contrary, the Borrowers shall pay to the Lender interest of not less than Twenty Thousand Dollars ($20,000) per calendar month (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.5(a) on the first day of each month and on the Termination Date. When calculating the deficiency due hereunder, if any, between the Minimum Interest Charge and the amount of interest otherwise payable under Section 2.5(a), the Default Rate, if applicable, shall be disregarded.
     (c) Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Notes shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.
     (d) Application of Payments. Payments shall be applied to the Obligations on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the second Business Day following receipt of the payment.
     (e) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrowers shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.5, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.5, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
     (f) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrowers and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrowers and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrowers and the Lender, or their successors and assigns.
     Section 2.6 Fees.
     (a) Origination Fee. The Borrowers shall pay the Lender a fully earned and non-refundable origination fee of Fifty Thousand Dollars ($50,000), due and payable upon the execution of this Agreement.
     (b) Facility Fee. The Borrowers agree to pay to the Lender a fully earned and non-refundable annual facility fee of Fifteen Thousand Dollars ($15,000), which facility fee shall be due and payable annually in advance on the Funding Date, and thereafter on January 1, 2007, and each January 1 thereafter.
     (c) Unused Fee. For the purpose of this Section 2.6(c) “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances and the L/C Amount. The Borrower agrees to pay to the Lender an unused line fee at the rate of one quarter percent (.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

     (d) Collateral Exam Fees. The Borrowers shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrowers’ respective operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently $850 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection; provided, however, that except during Default Periods, the Borrowers shall not have to reimburse the Lender for more than four (4) such collateral exams per calendar year.
     (e) Letter of Credit Fees. The Borrowers shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at an annual rate of two percent (2.0%) of the aggregate amount that may then be drawn, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however, that during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five percent (5.0%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of the lender with respect to or in connection with such Letter of Credit.
     (f) Letter of Credit Administrative Fees. The Borrowers shall pay to the Lender all administrative fees charged by the Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then – current rates published by the Lender for such services rendered on behalf of its customers generally.
     (g) Termination Fees. If the Credit Facility is terminated by the Borrowers as of a date other than the Maturity Date then in effect (as determined in accordance with Section 2.9), the Borrowers shall pay to the Lender as liquidated damages a termination fee in an amount equal to the following percentages of the Maximum Line Amount: (i) three percent (3.0%) if such termination occurs on or prior to the first anniversary of the Funding Date; (ii) two percent (2.0%) if such termination occurs after the first anniversary of the Funding Date but on or prior to the second anniversary of the Funding Date, or (iii) one percent (1.0%) if such termination occurs after the second anniversary of the Funding Date.
     Borrowers acknowledge that termination may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrowers therefore agree to pay the above-described termination fees and agree that said termination fees represent a reasonable estimate of the termination costs, expenses and/or liabilities of the Lender.
     (h) Waiver of Termination Fees. The Borrowers, at the Lender’s discretion, will be excused from the payment of termination fees otherwise due under Section 2.6(g) if such termination is made because of refinancing through Wells Fargo Bank.

     (i) Overadvance Fees. The Borrowers shall pay a fee for each Overadvance in the minimum amount of One Thousand Dollars ($1,000) for each day that an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by Lender; provided, however, that during a Default Period, the Overadvance fee shall be Two Thousand Dollars ($2,000) per day. The acceptance of payment of any such Overadvance fee shall not be deemed to constitute either consent to the Overadvance or the waiver of any Event of Default arising as the result of an Overadvance not otherwise consented to in advance by Lender.
     (j) Other Fees and Charges; Payment of Fees. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.
     Section 2.7 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.
     (a) Time For Interest Payments. Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.
     (b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
     (c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days.
     Section 2.8 Lockbox and Collateral Account; Sweep of Funds.
     (a) Lockbox and Collateral Account.
     (i) Each Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, any Borrower receives any payments on Accounts, such Borrower shall deposit such payments into the Collateral Account. Each Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account. Until so deposited, the Borrowers shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of their other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

     (ii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrowers will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the applicable Borrower’s commercial account or other account. The Borrowers shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by a Borrower.
     (b) Sweep of Funds. The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations. Amounts deposited in the Collateral Account shall not be subject to withdrawal by any Borrower, except after payment in full and discharge of all Obligations.
     Section 2.9 Voluntary Prepayment; Termination of the Credit Facility by the Borrowers. Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part. The Borrowers may terminate the Credit Facility at any time if they (i) give the Lender at least sixty (60) days advance written notice prior to the proposed Termination Date, and (ii) pay the Lender applicable termination fees in accordance with Section 2.6(g). If the Borrowers terminate the Credit Facility, all Obligations shall be immediately due and payable, and if the Borrowers give the Lender less than the required sixty (60) days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing sixty (60) days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrowers do not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrowers shall give the Lender at least sixty (60) days written notice prior to the Maturity Date that they will not be requesting renewal. If the Borrowers fail to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing sixty (60) days prior to the Maturity Date through the date that the Lender actually receives such written notice.
     Section 2.10 Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrowers shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender hereunder or under Section 2.9 may be applied to the Obligations, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.
     Section 2.11 Revolving Advances to Pay Obligations. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to any affiliate of the Lender in satisfaction of any Wells Fargo Bank Affiliate Obligations.
     Section 2.12 Use of Proceeds. The Borrowers shall use the proceeds of Advances and each Letter of Credit to refinance outstanding indebtedness and for ordinary working capital purposes.
     Section 2.13 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrowers establish the contrary. Upon the Lender’s demand, the Borrowers will admit and certify in writing the exact principal balance of the Obligations that the Borrowers then assert to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrowers unless the Borrowers gives the Lender specific written notice of exception within thirty (30) days after receipt.
ARTICLE III
SECURITY INTEREST; OCCUPANCY; SETOFF
     Section 3.1 Grant of Security Interest. Each Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and as agent for any affiliate of the Lender that may provide credit or services to the Borrowers that constitute Wells Fargo Bank Affiliate Obligations, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, each Borrower will grant the Lender, for the benefit of itself and as agent for any affiliate of the Lender that may provide credit or services to the Borrowers that constitute Wells Fargo Bank Affiliate Obligations, a security interest in all commercial tort claims it may have against any Person.
     Section 3.2 Notification of Account Debtors and Other Obligors. The Lender may at any time a Default Period then exists notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The applicable Borrower will join in giving such notice if the Lender so requests. At any time after a Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in such Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, in the Lender’s name or in a Borrower’s name, as such Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of such Borrower’s mail to any address designated by the Lender, otherwise intercept such Borrower’s mail, and receive, open and dispose of such Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Borrower’s account or forwarding such mail to such Borrower’s last known address.

     Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and such Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the applicable Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.
     Section 3.4 Occupancy.
     (a) Right to Possession Upon Default. Each Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of its Premises at any time during a Default Period without notice or consent.
     (b) Lender’s Use of Premises. The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.
     (c) Termination of Occupancy. The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, or (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.
     (d) No Obligation. The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.
     Section 3.5 License. Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

     Section 3.6 Financing Statement. Each Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrowers and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the applicable Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrowers represent and warrant that the following information is true and correct:
Names and addresses of Debtor:
Orion Energy Systems, Ltd.
1204 Pilgrim Road
Plymouth, Wisconsin 53073
Federal Employer Identification No. 39-1847269
Organizational Identification No. O017617
Great Lakes Energy Technologies, LLC
2001 Mirro Drive
Manitowoc, Wisconsin 54220
Federal Employer Identification No. 72-1582713
Organizational Identification No. G034942
Name and address of Secured Party:
Wells Fargo Bank, National Association,
acting through its Wells Fargo Business Credit operating division
100 East Wisconsin Avenue, Suite 1400
MAC N9811–143
Milwaukee, Wisconsin 53202
     Section 3.7 Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to any Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to any Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrowers the amount of such participating interest.
     Section 3.8 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrowers are entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights a Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. Each Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.
ARTICLE IV
CONDITIONS OF LENDING
     Section 4.1 Conditions Precedent to the Initial Advances and Letter of Credit. The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:
     (a) This Agreement.
     (b) The Revolving Note.
     (c) A Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, and L/C Application for each Letter of Credit, if any, that Borrowers wish to have issued thereunder on the Funding Date.
     (d) A true and correct copy of any and all leases pursuant to which any Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.
     (e) A true and correct copy of any and all mortgages pursuant to which any Borrower has mortgaged the Premises, together with, when required by the Lender, a mortgagee’s disclaimer and consent with respect to each such mortgage.
     (f) A true and correct copy of any and all agreements pursuant to which any Borrower’s property is in the possession of any Person other than such Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect such Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to such Borrower’s other than such Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from such Borrower and the Lender sufficient to protect such Borrower’s and the Lender’s interests in such Borrower’s goods from any claim by such secured party.
     (g) An acknowledgment and waiver of Liens from each warehouse in which any Borrower is storing Inventory.

     (h) A true and correct copy of any and all agreements pursuant to which any Borrower’s property is in the possession of any Person other than such Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of such Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect such Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than such Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from such Borrower and the Lender sufficient to protect such Borrower’s and the Lender’s interests in such Borrower’s goods from any claim by such secured party.
     (i) The Wholesale Lockbox and Collection Account Agreement.
     (j) Control agreements with each bank other than the Lender, if any, at which any Borrower maintains deposit accounts.
     (k) The Patent and Trademark Security Agreement.
     (l) The Mortgages.
     (m) Each Intercreditor Agreement duly executed by the creditor of Borrowers party thereto, and each acknowledged by the Borrowers.
     (n) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against any Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
     (o) A certificate of each Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of such Borrower’s Constituent Documents, and (iii) examples of the signatures of such Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on such Borrower’s behalf.
     (p) Current certificates issued by the Wisconsin Department of Financial Institutions, certifying that each of the Borrowers is in compliance with all applicable organizational requirements of the State of Wisconsin and is in active status.
     (q) Evidence that each Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
     (r) Certificate of an Officer of each Borrower confirming the representations and warranties set forth in Article V.

     (s) An authorized individuals letter regarding those Persons authorized to request Advances, confirm such request, and sign collateral reports.
     (t) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.
     (u) The guaranty of Orion Aviation, Inc., pursuant to which such Guarantor unconditionally guarantees the full and prompt payment of all Obligations to the extent provided in such guaranty.
     (v) A Security Agreement, duly executed by Orion Aviation, Inc.
     (w) A certificate of Orion Aviation, Inc.’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Guarantor’s Directors and, if required, Owners, authorizing the execution, delivery and performance of such Guarantor’s guaranty and Guarantor Security Documents, (ii) true, correct and complete copies of such Guarantor’s Constituent Documents, and (iii) examples of the signatures of such Guarantor’s Officers or agents authorized to execute and deliver the guaranty and Guarantor Security Documents and other instruments, agreements and certificates on such Guarantor’s behalf.
     (x) Payment of the fees and commissions due under Section 2.6 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.
     (y) Evidence that after making the initial Revolving Advance, satisfying the working capital obligations of the Borrowers owed to Hometown Bank, satisfying all trade payables older than thirty (30) days from due date, book overdrafts and closing costs, Availability shall be not less than Seven Hundred Fifty Thousand Dollars ($750,000).
     (z) A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.
     (aa) With respect to the Mortgaged Real Estate (i) a flood hazard determination form, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained, and, if the real estate is located in a flood hazard area, a policy of flood insurance, and (ii) a title report showing the applicable Borrower’s fee interest in its Mortgaged Real Estate, subject only to such prior liens as are acceptable to the Lender in its discretion.
     (bb) Such other documents as the Lender in its sole discretion may require.
     Section 4.2 Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:

     (a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
     (b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes an Event of Default.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Borrower (as to such Borrower) represents and warrants to the Lender as follows:
     Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of Wisconsin and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.
     Section 5.2 Capitalization. Schedule 5.2 constitutes a correct and complete list of the principal shareholders of Orion and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of the Borrower and all Subsidiaries of the Borrower.
     Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the

Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
     Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.
     Section 5.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.
     Section 5.6 Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its financial statements for the fiscal-year-to-date period ended November 30, 2005, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principals. Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.
     Section 5.7 Litigation. There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would result in a final judgment or judgments against the Borrower or any of its Affiliates in an amount in excess of Fifty Thousand Dollars ($50,000), apart from those matters specifically listed in Schedule 5.7; or result in a Material Adverse Effect.
     Section 5.8 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     Section 5.9 Taxes. The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.
     Section 5.10 Titles and Liens. The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

     Section 5.11 Intellectual Property Rights.
     (a) Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.
     (b) Agreements with Employees and Contractors. As reasonably determined by the Borrower to be necessary in its business, the Borrower has entered into a legally enforceable agreements with such employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.
     (c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.
     (d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.
     (e) Infringement. Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.
     Section 5.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).
     Section 5.13 Default. The Borrower is not in breach or default of any provisions of any agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, which breach or default could have a Material Adverse Effect.
     Section 5.14 Environmental Matters.
     (a) Presence of Hazardous Substances. Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.
     (b) Disposal of Hazardous Substances. Except as disclosed on Schedule 5.14, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
     (c) Claims. Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

     (d) Compliance with Environmental Law. Except as disclosed on Schedule 5.14, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has Borrower been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
     (e) Lists. Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
     (f) Environmental Reports. The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.
     Section 5.15 Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.
     Section 5.16 Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.
     Section 5.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.
ARTICLE VI
COVENANTS
     So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:

     Section 6.1 Reporting Requirements. The Borrowers will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:
     (a) Annual Financial Statements. As soon as available, and in any event within one hundred five (105) days after the end of each fiscal year of the Borrowers, the Borrowers’ audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrowers and acceptable to the Lender, which annual financial statements shall include the Borrowers’ balance sheet as at the end of such fiscal year and the related statements of the Borrowers’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include any Affiliates, all in reasonable detail and prepared on a consolidated basis in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrowers’ chief financial officer substantially in the form of Exhibit B hereto stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrowers’ financial position and the results of their operations, and whether or not such Officer has knowledge of the occurrence of any Event of Default and, if so, stating in reasonable detail the facts with respect thereto.
     (b) Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such month and for the year-to-date period then ended, prepared on a consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared on a consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and which fairly represent the Borrowers’ financial position and the results of their operations; and accompanied by a certificate of the Borrowers’ chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrowers’ financial position and the results of their operations, (ii) whether or not such Officer has knowledge of the occurrence of any Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.
     (c) Collateral Reports. Within twenty (20) days after the end of each month or more frequently if the Lender so requires, the Borrowers will deliver to the Lender, or its designated agent, agings of each Borrower’s accounts receivable and accounts payable, an inventory certification report, and a calculation of each Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period.
     (d) Projections. No later than thirty (30) days prior to the last day of each fiscal year, the Borrowers will deliver to the Lender their projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Borrowers’ chief financial officer as being the most accurate projections available and identical to the projections used by the

Borrowers for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.
     (e) Supplemental Reports. Weekly, or more frequently if the Lender so requires, the Borrowers will deliver to the Lender the “daily collateral reports”, receivables schedules, collection reports, copies of invoices to account debtors in excess of Twenty Thousand Dollars ($20,000), signed and dated shipment documents and delivery receipts for goods sold to said account debtors in excess of Twenty Thousand Dollars ($20,000).
     (f) Litigation. Immediately after the commencement thereof, the Borrowers will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting any Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against any Borrower in excess of Fifty Thousand Dollars ($50,000).
     (g) Defaults. When any Officer of any Borrower becomes aware of the probable occurrence of any Event of Default, the Borrowers will deliver to the Lender, no later than three (3) days after such Officer becomes aware of such Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of such Borrower of the steps being taken by such Borrower to cure the effect thereof.
     (h) Plans. As soon as possible, and in any event within thirty (30) days after any Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrowers will deliver to the Lender a statement of the Borrowers’ chief financial officer setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten (10) days after any Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrowers will deliver to the Lender a statement of the Borrowers’ chief financial officer setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten (10) days after any Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrowers will deliver to the Lender a statement of the Borrowers’ chief financial officer setting forth details as to such liability and the action which the Borrowers propose to take with respect thereto.
     (i) Disputes. Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of (i) any disputes or claims by any Borrower’s customers; (ii) credit memos; and (iii) any goods returned to or recovered by any Borrower; in each of the foregoing instances, exceeding $15,000 individually or $25,000 in the aggregate during any fiscal year.

     (j) Officers and Directors. Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice any change in the persons constituting any Borrower’s Executive Officers or Directors.
     (k) Collateral. Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any loss of or damage to any Collateral in excess of $50,000 or of any substantial adverse change in any Collateral or the prospect of payment thereof.
     (l) Commercial Tort Claims. Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any commercial tort claims either may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of such Borrower’s damages, copies of any complaint or demand letter submitted by such Borrower, and such other information as the Lender may request.
     (m) Intellectual Property.
     (i) The Borrowers will give the Lender thirty (30) days prior written notice of their intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrowers will give the Lender thirty (30) days prior written notice of their intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.
     (ii) Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that any Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of any Borrower’s Intellectual Property Rights.
     (iii) Promptly upon receipt, the Borrowers will give the Lender copies of all registrations and filings with respect to their Intellectual Property Rights.
     (n) Reports to Owners. Promptly upon their distribution, the Borrowers will deliver to the Lender copies of all financial statements, reports and proxy statements which any Borrower shall have sent to its Owners.
     (o) Tax Returns of Each Borrower and Guarantor. As soon as possible, and in any event no later than twenty (20) days after they are due to be filed (or any proper extension of such date), copies of the state and federal income tax returns and all schedules thereto of each Borrower and of Guarantor.
     (p) Violations of Law. Promptly upon knowledge thereof, the Borrowers will deliver to the Lender notice of any Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect.
     (q) Other Reports. From time to time, with reasonable promptness, the Borrowers will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.
     Section 6.2 Financial Covenants.
     (a) Minimum Book Net Worth. The Borrowers will maintain, as of each date described below during the term hereof, a Book Net Worth of an amount not less than the amount set forth below opposite such period:

Date	Minimum Book Net Worth
Funding Date	$5,490,000

December 31, 2005	Book Net Worth as of September 30, 2005, plus $60,000

March 31, 2006	Book Net Worth as of December 31, 2005, plus $300,000 and Book Net Worth as of March 31, 2005, minus $942,000

June 30, 2006	Book Net Worth as of March 31, 2006, plus $150,000

September 30, 2006	Book Net Worth as of March 31, 2006, plus $425,000

December 31, 2006	Book Net Worth as of March 31, 2006, plus $725,000

March 31, 2007	Book Net Worth as of March 31, 2006, plus $1,250,000

June 30, 2007, and each June 30 thereafter	Book Net Worth as of prior March 31, plus $200,000

September 30, 2007, and each September 30 thereafter	Book Net Worth as of prior March 31, plus $600,000

December 31, 2007, and each December 31 thereafter	Book Net Worth as of prior March 31, plus $1,100,000

March 31, 2008, and each march 31 thereafter	Book Net Worth as of prior March 31, plus $1,750,000

     (b) Minimum Net Income. The Borrowers will achieve during each fiscal year period described below ending during the term hereof, a Net Income of not less than the amount set forth opposite such period:

Period	Minimum Net Income
Three (3) months ended December 31, 2005	$60,000
Six (6) months ended March 31, 2006	$300,000
Three (3) months ended June 30, 2006	$150,000
Six (6) months ended September 30, 2006	$425,000
Nine (9) months ended December 31, 2006, and each December 31 thereafter	$725,000
Twelve (12) months ended March 31, 2007, and each March 31 thereafter	$1,250,000
Three (3) months ended June 30, 2007, and each June 30 thereafter	$200,000
Six (6) months ended September 30, 2007, and each September 30 thereafter	$600,000
Nine (9) months ended December 31, 2007, and each December 31 thereafter	$1,100,000
Twelve (12) months ended March 31, 2008, and each March 31 thereafter	$1,750,000
     (c) Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year ending during the term hereof, with no more than Five Hundred Thousand Dollars ($500,000) in the aggregate to be paid from the Borrowers’ working capital in any such fiscal year.
     Section 6.3 Permitted Liens; Financing Statements.
     (a) The Borrowers will not create, incur or suffer to exist any Lien upon or of any of their respective assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):
     (i) In the case of any Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with such Borrower’s business or operations as presently conducted;
     (ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

     (iii) The Security Interest and Liens created by the Security Documents; and
     (iv) Purchase money Liens relating to the acquisition of machinery and equipment of the Borrowers not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.
     (b) The Borrowers will not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.
     Section 6.4 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
     (a) Indebtedness arising hereunder;
     (b) Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;
     (c) Indebtedness relating to Permitted Liens; and
     (d) Indebtedness subject to a debt subordination agreement in favor of the Lender and acceptable to the Lender in its sole discretion.
     Section 6.5 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and
     (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.
     Section 6.6 Investments and Subsidiaries. No Borrower will make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other person or Affiliate, except:
     (a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of One Hundred Million Dollars ($100,000,000) (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);
     (b) Travel advances or loans to such Borrower’s Officers and employees not exceeding at any one time an aggregate of Ten Thousand Dollars ($10,000); provided, however, that the Lender agrees that advances to Neal Verfuerth in an amount not to exceed $230,000 at any time outstanding may remain outstanding.
     (c) Prepaid rent not exceeding one (1) month and security deposits; and
     (d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.
     Section 6.7 Dividends and Distributions. Except as set forth in this Section 6.7, no Borrower will declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly. With respect to Great Lakes so long as such Borrower is a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as the Lender may request such Borrower may pay Tax Distributions, net of any prior year loss carry-forward.
     Section 6.8 Salaries. The Borrowers will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Executive Officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.
     Section 6.9 Books and Records; Collateral Examination, Inspection and Appraisals.
     (a) Each Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to such Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of Lender to audit, review, make extracts from or copy any and all company and financial books and records of such Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to such Borrower, and to discuss such Borrower’s affairs with any of its Directors, Officers, employees or agents.
     (b) Each Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender or its designated agent, at such Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such Borrower.

     (c) Each Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of such Borrower at any time during ordinary business hours.
     (d) The Lender may also, from time to time, no more than one (1) time each calendar year, obtain at the Borrowers’ expense an appraisal of Inventory by appraisers acceptable to the Lender in its sole discretion; provided, however, that nothing contained herein shall limit the Lender’s right to obtain, at the Borrowers’ expense, such appraisals as it deems necessary during any Default Period.
     Section 6.10 Account Verification.
     (a) The Lender or its agent may at any time and from time to time send or require any Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.
     (b) Each Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.
     Section 6.11 Compliance with Laws.
     (a) Each Borrower shall (i) comply with the requirements of applicable laws and regulations, the non-compliance with which could have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
     (b) Without limiting the foregoing undertakings, each Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.
     (c) The Borrowers shall (a) ensure that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (d) otherwise comply with the USA Patriot Act as required by federal law and Lender’s policies and practices.
     Section 6.12 Payment of Taxes and Other Claims. Each Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of such Borrower; provided, that such Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
     Section 6.13 Maintenance of Properties.
     (a) Each Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.13 shall prevent such Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in such Borrower’s judgment, desirable in the conduct of such Borrower’s business and not disadvantageous in any material respect to the Lender. Each Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.
     (b) Each Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. Each Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. Each Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.
     Section 6.14 Insurance. Each Borrower will obtain and at all times maintain insurance with insurers acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, each Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.
     Section 6.15 Preservation of Existence. Each Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
     Section 6.16 Delivery of Instruments, etc. Upon request by the Lender, each Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by such Borrower.

     Section 6.17 Sale or Transfer of Assets; Suspension of Business Operations. No Borrower will sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. No Borrower will transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that a Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If a Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. No Borrower will license any other Person to use any of such Borrower’s Intellectual Property Rights, except that each Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.
     Section 6.18 Consolidation and Merger; Asset Acquisitions. No Borrower will consolidate with or merge into any Person (other than another of the Borrowers), or permit any other Person (other than another of the Borrowers) to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.
     Section 6.19 Sale and Leaseback. No Borrower will enter into any arrangement, directly or indirectly, with any other Person whereby such Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which such Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     Section 6.20 Restrictions on Nature of Business. No Borrower will engage in any line of business materially different from that presently engaged in by such Borrower and will not purchase, lease or otherwise acquire assets not related to its business.
     Section 6.21 Accounting. The Borrowers will not adopt any material change in accounting principles other than as required by GAAP. The Borrowers will not adopt, permit or consent to any change in their fiscal year.
     Section 6.22 Discounts, etc. After notice from the Lender, no Borrower will grant any discount, credit or allowance to any customer of such Borrower or accept any return of goods sold. No Borrower will at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of such Borrower.
     Section 6.23 Plans. Unless disclosed to the Lender pursuant to Section 5.12, no Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

     Section 6.24 Place of Business; Name. No Borrower will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. No Borrower will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. No Borrower will change its name or jurisdiction of organization.
     Section 6.25 Constituent Documents. The Borrowers will not amend their Constituent Documents in any manner which would (i) affect either Borrower’s ability to perform under the terms of this Agreement as previously authorized, (ii) affect the Liens granted to the Lender pursuant to the Security Documents, or (iii) change either Borrower’s name or jurisdiction of incorporation or organization.
     Section 6.26 Performance by the Lender. If a Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten (10) calendar days after the Lender gives the Borrowers written notice thereof (or in the case of the agreements contained in Section 6.12 and Section 6.14, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the applicable Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrowers, the Borrowers hereby irrevocably appoint the Lender, or the Lender’s delegate, acting alone, as each Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrowers any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by any Borrower under this Section 6.26.
ARTICLE VII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
     Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any Obligations when they become due and payable;

     (b) Default in the performance, or breach, of any covenant or agreement of any Borrower contained in this Agreement;
     (c) The existence of any Overadvance arising as the result of any reduction in the Borrowing Base, or that arises in any manner and on terms not otherwise approved in advance by the Lender;
     (d) Any majority ownership interest in any Borrower shall be sold, transferred, or become subject to a Lien or Neal Verfuerth shall cease to actively manage the Borrowers’ day to day business activities;
     (e) Any Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or any Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower or such Guarantor, as the case may be; or any Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any Guarantor;
     (f) A petition shall be filed by or against any Borrower or any Guarantor under the United States Bankruptcy Code naming such Borrower or such Guarantor as debtor;
     (g) Any representation or warranty made by any Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by any Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;
     (h) The rendering against any Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;
     (i) A default under any bond, debenture, note or other evidence of material indebtedness of any Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;
     (j) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrowers by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on any Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of any Borrower to the Multiemployer Plan under Title IV of ERISA;
     (k) An event of default shall occur under any Security Document or any Guarantor Security Document;
     (l) Any Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, merge with another organization (other than another of the Borrowers) unless such Borrower is the surviving entity; or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;
     (m) Default in the payment of any amount owed by the Borrowers to the Lender other than any indebtedness arising hereunder;
     (n) Any Guarantor shall repudiate, purport to revoke or fail to perform its obligations under its Guaranty in favor of the Lender, or any Guarantor shall cease to exist;
     (o) Any Borrower shall take or participate in any action which would be prohibited under the provisions of any debt subordination agreement or any Intercreditor Agreement;
     (p) Any event or circumstance with respect to any Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrowers under the Loan Documents is impaired or any material adverse change in the business or financial condition of the Borrowers, taken as a whole, shall occur;
     (q) Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur; or
     (r) The indictment of any Director or Executive Officer of any Borrower, or Guarantor, for a felony offence under state or federal law.
     Section 7.2 Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

     (a) The Lender may, by notice to the Borrowers, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;
     (b) The Lender may, by notice to the Borrowers, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers hereby expressly waive;
     (c) The Lender may, without notice to the Borrowers and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;
     (d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which each Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, each Borrower will on demand assemble its Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;
     (e) The Lender may make demand upon the Borrowers and, forthwith upon such demand, the Borrowers will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;
     (f) The Lender may exercise and enforce its rights and remedies under the Loan Documents, the Guaranties and the Guarantor Security Documents;
     (g) The Lender may without regard to any waste, adequacy of the security or solvency of any Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrowers hereby consent, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and
     (h) The Lender may exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.
     Section 7.3 Certain Notices. If notice to a Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) calendar days before the date of intended disposition or other action.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents, any Guaranty or any Guarantor Security Documents. The remedies provided in the Loan Documents, the Guaranties and the Guarantor Security Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
     Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
     Section 8.3 Notices; Communication of Confidential Information; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e-mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II of this Agreement shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrowers. All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Borrowers request that the Lender respond to all such requests which on their face appear to come from an authorized individual and release the Lender from any liability for so responding. The Borrowers shall pay the Lender the maximum amount allowed by law for responding to such requests.
     Section 8.4 Further Documents. Each Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that such Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
     Section 8.5 Costs and Expenses. The Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit, the Guaranties, the Guarantor Security Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.
     Section 8.6 Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrowers shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):
     (i) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, the Guaranties or the Guarantor Security Documents or the making of the Advances;
     (ii) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.11(b); and
     (iii) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, the Guaranties and the Guarantor Security Documents or the use or intended use of the proceeds of the Advances.
If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrowers’ obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrowers’ other obligations hereunder.
     Section 8.7 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.
     Section 8.8 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
     Section 8.9 Retention of Borrowers’ Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrowers or in connection with the Loan Documents for more than thirty (30) days after receipt by the Lender. If there is a special need to retain specific records, the Borrowers must inform Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 of this Agreement within thirty (30) days of Lender taking control of same.
     Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of each Borrower and the Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, each Borrower waives and will not assert against any assignee any claims, defenses or set-offs which such Borrower could assert against the Lender. This

Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrowers and their Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender may share any and all information it may have in its possession regarding the Borrowers and their Affiliates, and the Borrowers waive any right of confidentiality they may have with respect to such sharing of information.
     Section 8.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Wisconsin. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Wisconsin in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or any Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Milwaukee, Wisconsin, County of Milwaukee; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     EACH BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. Borrowers’ Initials                      ; Lender’s Initials                      .

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Orion Energy Systems, Ltd.	ORION ENERGY SYSTEMS, LTD.
1204 Pilgrim Road
Plymouth, Wisconsin 53073
Facsimile: ____/____-_______	By:	/s/ Neal R. Verfuerth
Attention:		Neal R. Verfuerth, President

e-mail:

	By:	/s/ Eric von Estorff

Eric von Estorff, Secretary

Great Lakes Energy Technologies, LLC	GREAT LAKES ENERGY TECHNOLOGIES, LLC
2001 Mirro Drive
Manitowoc, Wisconsin 54220
Facsimile: ____/____-________
Attention:	By:	/s/ Neal Verfuerth

e-mail:		Neal R. Verfuerth, Manager

Wells Fargo Bank, National Association	WELLS FARGO BANK,
acting through its	NATIONAL ASSOCIATION, acting through its
Wells Fargo Business Credit operating division	Wells Fargo Business Credit operating division
100 East Wisconsin Avenue, Suite 1400
MAC N9811–143
Milwaukee, Wisconsin 53202
Telecopier: 414/224-7439
Attention: Melissa L. Dreifuerst	By:	/s/ Melissa L. Dreifuerst

e-mail: melissa.l.dreifuerst@wellsfargo.com		Melissa L. Dreifuerst, Vice President

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Compliance Certificate

Exhibit C	Premises

Schedule 1.1	Executive Officers

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.7	Litigation Matters in Excess of $50,000.00

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement
REVOLVING NOTE

$25,000,000.00	December 22, 2005
     For value received, the undersigned, ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), hereby jointly and severally promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, acting through its WELLS FARGO BUSINESS CREDIT operating division (the “Lender”), at its office in Milwaukee, Wisconsin, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the lesser of the principal sum of Twenty Five Million Dollars ($25,000,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrowers under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (the “Credit Agreement”) by and among the Lender and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
     The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

A-1-

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ORION ENERGY SYSTEMS, LTD.

By:

Neal R. Verfuerth, President

GREAT LAKES ENERGY TECHNOLOGIES, LLC

By:

Neal R. Verfuerth, President

A-2-

Exhibit B to Credit and Security Agreement
COMPLIANCE CERTIFICATE

To:	Wells Fargo Business Credit
Date:	, 200___
Subject:	Financial Statements
     In accordance with our Credit and Security Agreement dated as of December 22, 2005 (the “Credit Agreement”), attached are the financial statements of each of Orion Energy Systems, Ltd., a Wisconsin corporation (“Orion”) and Great Lakes Energy Technologies, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”) as of and for                     , 200___ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.
     I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end adjustments, and fairly present each Borrower’s financial condition as of the date thereof.
     I further hereby certify as follows: Events of Default. (Check one):
☐	The undersigned does not have knowledge of the occurrence of an Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐	The undersigned has knowledge of the occurrence of an Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to 2.5(c) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.
Material Adverse Change in Litigation Matters of Borrowers. I further hereby certify as follows (check one):
☐	The undersigned has no knowledge of any material adverse change to the litigation exposure of the Borrowers or any of the Guarantors or Affiliates.

☐	The undersigned has knowledge of material adverse changes to the litigation exposure of the Borrowers or any of the Guarantors or Affiliates not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

     Financial Covenants. I further hereby certify as follows (check and complete each of the following):
     1. Minimum Book Net Worth. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the combined Book Net Worth of the Borrowers was $                     which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                     on the Reporting Date as set forth in the table below:

Date	Minimum Book Net Worth
Funding Date	$60,000

December 31, 2005	Book Net Worth as of September 30, 2005, plus $150,000

March 31, 2006	Book Net Worth as of December 31, 2005, plus $300,000 and Book Net Worth as of March 31, 2005, minus $942,000

June 30, 2006	Book Net Worth as of March 31, 2006, plus $150,000

September 30, 2006	Book Net Worth as of March 31, 2006, plus $425,000

December 31, 2006	Book Net Worth as of March 31, 2006, plus $725,000

March 31, 2007	Book Net Worth as of March 31, 2006, plus $1,250,000

June 30, 2007, and each June 30 thereafter	Book Net Worth as of prior March 31, plus $200,000

September 30, 2007, and each September 30 thereafter	Book Net Worth as of prior March 31, plus $600,000

December 31, 2007, and each December 31 thereafter	Book Net Worth as of prior March 31, plus $1,100,000

March 31, 2008, and each march 31 thereafter	Book Net Worth as of prior March 31, plus $1,750,000
     2. Minimum Net Income. Pursuant to Section 6.2(b) of the Credit Agreement, the combined Net Income of the Borrowers for the fiscal year-to-date period ending on the Reporting Date, was $                    , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                     during the relevant period as set forth in the table below:

Period	Minimum Net Income
Three (3) months ended December 31, 2005	$60,000
Six (6) months ended March 31, 2006	$300,000
Three (3) months ended June 30, 2006	$150,000
Six (6) months ended September 30, 2006	$425,000
Nine (9) months ended December 31, 2006, and each December 31 thereafter	$725,000
Twelve (12) months ended March 31, 2007, and each March 31 thereafter	$1,250,000
Three (3) months ended June 30, 2007, and each June 30 thereafter	$200,000
Six (6) months ended September 30, 2007, and each September 30 thereafter	$600,000
Nine (9) months ended December 31, 2007, and each December 31 thereafter	$1,100,000
Twelve (12) months ended March 31, 2008, and each March 31 thereafter	$1,750,000
     3. Capital Expenditures. Pursuant to Section 6.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrowers have expended or contracted to expend during the fiscal year ended                     , 200___, for Capital Expenditures, $                     in the aggregate of which $                     was from the Borrowers’ working capital, which ☐ satisfies ☐ does not satisfy the requirement that (a) such expenditures not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year thereafter, and (b) not more than Five Hundred Thousand Dollars ($500,000) in the aggregate of such expenditures may be made from the Borrowers’ working capital during in any fiscal year.
     4. Salaries. As of the Reporting Date, the Borrowers have not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) over the amount paid in the Borrowers’ previous fiscal year, either individually or for all such persons in the aggregate, and has not paid any increase from any source other than profits earned in the year of payment, and as a consequence ☐ is ☐ is not in compliance with Section 6.8 of the Credit Agreement.

     Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

ORION ENERGY SYSTEMS, LTD.

By:

Its Chief Financial Officer

GREAT LAKES ENERGY TECHNOLOGIES, LLC

By:

Its Chief Financial Officer

Exhibit C to Credit and Security Agreement
PREMISES
     The Premises referred to in the Credit and Security Agreement are legally described as follows:
Orion Energy Systems, Ltd.
     Lots 8 and 9, Plymouth Industrial Park – South, in the County of Sheboygan and State of Wisconsin.
Great Lakes Energy Technologies, LLC
     PARCEL A:
     Tract Numbered One (1) of a Certified Survey in the Southeast Quarter of Section Numbered Nine (9), Township Numbered Nineteen (19) North, Range Numbered Twenty-four (24) East, in the City of Manitowoc, as recorded in the Office of the Register of Deeds for Manitowoc County, Wisconsin, in Volume 24 of Certified Survey Maps on page 63 as Document No. 967193.
     EXCEPTING the East 40 feet for Woodland Drive.
     PARCEL B:
     Non-exclusive easement for the benefit of Parcel A created by an instrument dated May 27, 2004 and recorded as Document No. 969543 for ingress and egress as provided for therein.

C-1

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     THIS AMENDMENT, dated as of January 26, 2006, is made by and among ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division.
RECITALS
     The Borrower and the Lender are parties to a Credit and Security Agreement dated as of December 22, 2005 (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.
     2. Amendment of Section 6.2(c). Section 6.2(c) of the Credit Agreement is amended to read as follows:
     (c) Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year ending during the term hereof, with no more than Eight Hundred Fifty Thousand Dollars ($850,000) in the aggregate to be paid from the Borrowers’ working capital in the fiscal year ending March 31, 2006, and no more than Five Hundred Thousand Dollars ($500,000) in the aggregate to be paid from the Borrowers’ working capital in any fiscal year thereafter.
     3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     4. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with the Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

     5. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     6. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
     7. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
     8. Release. The Borrower, and the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

     9. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
     10. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK,		ORION ENERGY SYSTEMS, LTD.
NATIONAL ASSOCIATION, acting through its
Wells Fargo Business Credit operating division

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, President

By:	/s/ Melissa L. Dreifuerst

Melissa L. Dreifuerst, Vice President

		By:	/s/ Eric von Estorff

Eric von Estorff, Secretary

GREAT LAKES ENERGY TECHNOLOGIES, LLC

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, Manager

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
          The undersigned, a guarantor of the indebtedness of Orion Energy Systems, Ltd., a Wisconsin corporation (“Orion”) and Great Lakes Energy Technologies, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), through its Wells Fargo Business Credit operating division, pursuant to a Guaranty by Corporation dated as of December 22, 2005, (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

ORION AVIATION, INC.

By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, President

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated as of June 30, 2006, is made by and among ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division.
RECITALS
     The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of December 22, 2005, as amended (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     Orion and Clean Technology Fund II, LP have entered in to a letter of intent summarizing the terms upon which Orion may sell up to 1,636,364 shares of its Series C Preferred Stock (representing 7.05% of the fully diluted equity of Orion) (the “Series C Stock”) for up to $4,500,000. In connection with the sale of the Series C Stock the Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, the following defined terms shall be added or amended, as the case may be:
     “Book Net Worth” means, as of the date of determination, the sum of (i) the aggregate of the Owners’ equity in the Borrowers plus (ii) the Series C Stock, all as determined on a consolidated basis in accordance with GAAP; provided, however, that any increase in the Owners’ equity on account of the forgiveness of debt due to Osram, which is to occur late in fiscal year 2006 or early in fiscal year 2007 shall be excluded in determining the Borrowers’ compliance with the provisions of Section 6.2(a) for the period in which such event occurs.
     “Net Income” means the sum of (i) fiscal year-to-date after-tax net income of the Borrowers from continuing operations, including extraordinary losses but excluding extraordinary gains, plus unpaid dividends accrued during such fiscal year-to-date period on the Series C Stock (to the extent the same have reduced net income), all as determined on a consolidated basis in accordance with GAAP (ii); provided, however, that any income earned by the Borrowers on account of the forgiveness of debt due to Osram, which is to occur late in fiscal year 2006 or early in fiscal year 2007 shall be excluded in determining the Borrowers’ compliance with the provisions of Section 6.2(b) for the periods in which such event occurs.
     “Series C Stock” shall mean at any time the issued and outstanding shares of Orion’s Series C Preferred Stock.
     2. Amendment of Section 7.1(p). Section 7.1(p) of the Credit Agreement shall be amended to read as follows:
     (p) Intentionally Left Blank;
     3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     4. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with the Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.
     5. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     6. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
     7. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
     8. Release. The Borrower, and the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     9. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
     10. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit and Security Agreement to be duly executed as of the date first written above.

WELLS FARGO BANK,		ORION ENERGY SYSTEMS, LTD.
NATIONAL ASSOCIATION, acting through its
Wells Fargo Business Credit operating division

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, President

By:	/s/ Melissa L. Dreifuerst

Melissa L. Dreifuerst, Vice President

		By:	/s/ Eric von Estorff

Eric von Estorff, Secretary

GREAT LAKES ENERGY TECHNOLOGIES, LLC

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, Manager

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
          The undersigned, a guarantor of the indebtedness of Orion Energy Systems, Ltd., a Wisconsin corporation (“Orion”) and Great Lakes Energy Technologies, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), through its Wells Fargo Business Credit operating division, pursuant to a Guaranty by Corporation dated as of December 22, 2005, (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 7 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

ORION AVIATION, INC.
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, President

THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT,
WAIVER OF DEFAULTS AND CONSENTS
     This Third Amendment to Credit and Security Agreement, Waiver of Defaults and Consents (the “Amendment”), dated as of March 29, 2007, is made by and among ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), acting through its Wells Fargo Business Credit operating division.
RECITALS
     The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of December 22, 2005, as amended (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrowers have requested that the Lender waive certain defaults, consent to various matters and make certain amendments to the Credit Agreement, all of which the Lender is willing to do pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, the following defined terms shall be added or amended, as the case may be:
     “Borrowing Base” means at any time the lesser of:
     (a) The Maximum Line Amount; or
     (b) Subject to change from time to time in the Lender’s sole discretion, the sum of:
     (i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $25,000,000, plus
     (ii) The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory or (B) $5,500,000, less
     (iii) The Borrowing Base Reserve, less
     (iv) Indebtedness that the Borrowers owe to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrowers’ credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrowers by Lender that is not described in Article II of this Agreement.
     “Guarantor Security Documents” means each Security Agreement between a Guarantor and the Lender, to secure such Guarantor’s obligations to the Lender pursuant to its guaranty and to secure the Indebtedness, and any other document delivered by a Guarantor to the Lender from time to time to secure the Indebtedness.
     “Guarantors” means Clean Energy Solutions, LLC, Energy Capital Partners, LLC or any other Person now or hereafter guarantying the Indebtedness, each a “Guarantor.”
     “Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.
     2. Definition of Indebtedness. The definition of “Wells Fargo Bank Affiliate Obligations” shall be deleted in its entirety from the Credit Agreement and shall not be replaced, and each reference in the Credit Agreement to “Obligations” shall be deleted and replaced with the term “Indebtedness”, and Section 1.1 of the Credit Agreement shall further be amended to include the following definition:
     “Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of each Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by any Borrower with the Lender, and whether any Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.
     3. Amendment of Section 2.11. Section 2.11 of the Credit Agreement shall be amended to read as follows:
     Section 2.11 Revolving Advances to Pay Indebtedness. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.
     4. Amendment of Section 3.1. Section 3.1 of the Credit Agreement shall be amended in its entirety to read as follows:

     Section 3.1 Grant of Security Interest. Each Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrowers to the Lender; (b) all obligations of the Borrowers and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrowers to the Lender of other kinds. Upon request by the Lender, each Borrower will grant the Lender a security interest in all commercial tort claims that such Borrower may have against any Person.
     5. Amendment of Section 6.2. Section 6.2 of the Credit Agreement shall be amended to read as follows:
     Section 6.2 Financial Covenants.
     (a) Minimum Book Net Worth. The Borrowers will maintain, as of each date described below during the term hereof, a Book Net Worth of an amount not less than the amount set forth below opposite such period:

Date	Minimum Book Net Worth
June 30, 2006	Book Net Worth as of March 31, 2006, plus $172,000
September 30, 2006	Book Net Worth as of March 31, 2006, plus $219,000
December 31, 2006	Book Net Worth as of March 31, 2006, plus $558,000
March 31, 2007	Book Net Worth as of March 31, 2006, plus $608,000
June 30, 2007, and each June 30 thereafter	Book Net Worth as of prior March 31, plus $25,000
September 30, 2007, and each September 30 thereafter	Book Net Worth as of prior March 31, plus $125,000
December 31, 2007, and each December 31 thereafter	Book Net Worth as of prior March 31, plus $500,000
March 31, 2008, and each March 31 thereafter	Book Net Worth as of prior March 31, plus $800,000
     (b) Minimum Net Income. The Borrowers will achieve during each fiscal year period described below ending during the term hereof, a Net Income of not less than the amount set forth opposite such period:

Period	Minimum Net Income
Three (3) months ended June 30, 2006	$172,000
Six (6) months ended September 30, 2006	$219,000
Nine (9) months ended December 31, 2006	$558,000
Twelve (12) months ended March 31, 2007	$608,000
Three (3) months ended June 30, 2007, and each June 30 thereafter	$25,000
Six (6) months ended September 30, 2007, and each September 30 thereafter	$125,000
Nine (9) months ended December 31, 2007, and each December 31 thereafter	$500,000
Twelve (12) months ended March 31, 2008, and each March 31 thereafter	$800,000
     (c) Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year ending during the term hereof, with no more than One Million Dollars ($1,000,000) in the aggregate to be paid from the Borrowers’ working capital in the fiscal year ending March 31, 2007, and no more than One Million One Hundred Thousand Dollars ($1,100,000) in the aggregate to be paid from the Borrowers’ working capital in any fiscal year thereafter.
     6. Amendment of Section 6.4. Section 6.4 of the Credit Agreement shall be amended in its entirety to read as follows:
     Section 6.4 Indebtedness. The Borrowers will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrowers’ behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
     (a) The Indebtedness arising hereunder;
     (b) Any indebtedness of any Borrower in existence on the date of this Agreement and listed in Schedule 6.4 hereto;
     (c) Any indebtedness relating to Permitted Liens; and
     (d) Any indebtedness subject to a debt subordination agreement in favor of the Lender and acceptable to the Lender in its sole discretion.
     7. Amendment of Schedules. Schedules 1.1, 5.1, 5.2, 5.5 and 5.11 to the Credit Agreement shall be amended in their entirety to read as set forth in Exhibit A attached hereto.

     8. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     9. Waiver of Defaults. Prior to giving effect to the amendments set forth herein, the Borrowers were in default of both the provisions of Section 6.2(b) of the Credit Agreement (Minimum Net Income) for the fiscal year-to-date period ended December 31,2006, and the provision of Section 6.6(b) of the Credit Agreement (Investments and Subsidiaries) on account of advances to Neal Verfuerth exceeding the stated limitation therein prior to the date hereof (the “Defaults”). Upon the terms and subject to the conditions set forth in this Amendment and provided the outstanding amount of advances to Mr. Verfuerth have not exceeded Two Hundred Fifty Thousand Dollars ($250,000), the Lender hereby waives the Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrowers to any other or further waiver in any similar or other circumstances.
     10. Consents. The Borrowers have advised the Lender that Orion has or expects to take the following steps to restructure or reorganize its business and that Orion has or expects to make the following described loans:
     (a) Orion has created a wholly owned subsidiary known as Clean Energy Solutions, LLC, a Wisconsin limited liability company (“CES”) which entity will operate under the trade name Orion Energy Services and conduct national retail sales;
     (b) Orion has created a wholly owned subsidiary known as Energy Capital Partners, LLC, a Wisconsin limited liability company (“ECP”) which entity will provide project financing and other related business services;
     (c) Orion Aviation, Inc. is to be merged into Orion as there are no longer assets or indebtedness at Orion Aviation, Inc.;
     (d) Orion has made a loan of Four Hundred Fifty Thousand Dollars ($450,000) (the “CPLN Loan”) to WebEnergy.net, Inc., doing business as ConsumerPowerline (“CPLN”), which loan is evidenced by a Note in such amount payable to Orion and secured by a first priority security interest in the assets of CPLN and a personal guaranty of CPLN’s President; and
     (e) Orion intends to make a loan of Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500) (the “Verfuerth Loan”) to Neal R. Verfuerth, which loan is to be used for the purchase of stock of Orion under certain stock option agreements in favor of Mr. Verfuerth, which loan will be evidenced by a Note in such amount payable to Orion and secured by a pledge of all stock purchased with the proceeds of such loan.
Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby provides its consent to the foregoing matters notwithstanding anything in the Credit Agreement to the contrary. These consents shall be effective only in this specific instance and for this specific purpose for which they are given and these consents shall not entitle the Borrowers to any other or further waiver or consent in any similar or other circumstances.
     11. Conditions Precedent. This Amendment, and the waiver and consents set forth in Paragraphs 9 and 10, shall be effective when the Lender shall have received an executed original hereof, together with each of the following:
     (a) A Certificate of Authority of the Secretary of Orion certifying as to (i) the resolutions of the Board of Directors of Orion approving the execution and delivery of this Amendment, (ii) the fact that the Articles or Incorporation and By-Laws of Orion, which documents were certified and delivered to the Lender pursuant to this Certificate of Authority of the Secretary of Orion dated as of December 22, 2005, in connection with the execution and delivery of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified, except as set forth in the Certificate to be delivered, and (iii) the officers and agents of Orion who have been certified to the Lender, pursuant to its Certificate of Authority dated as of December 22, 2005, as being authorized as to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the name, title and signature of those officers and agents of Orion who have been subsequently authorized to sign and to act on behalf of Orion.
     (b) With respect to CES, a Guaranty, Security Agreement and Certificate of Authority of the Secretary of CES including resolutions of CES approving the execution and delivery of said Guaranty and Security Agreement.
     (c) With respect to ECP, a Guaranty, Security Agreement and Certificate of Authority of the Secretary of ECP including resolutions of ECP approving the execution and delivery of said Guaranty and Security Agreement.
     (d) Copies of all of the executed and recorded documents provided to Orion in connection with the CPLN Loan and the Verfuerth Loan.
     (e) Such other matters as the Lender may require.
     12. Representations and Warranties. Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     13. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
     14. No Other Waiver or Consent. Except as provided in Paragraphs 9 and 10, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of or consent to any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
     15. Release. The Borrowers, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrowers have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     16. Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

     17. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit and Security Agreement, Waiver of Defaults and Consents to be duly executed as of the date first written above.

WELLS FARGO BANK,		ORION ENERGY SYSTEMS, LTD.
NATIONAL ASSOCIATION, acting through its
Wells Fargo Business Credit operating division

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, President

By:	/s/ Melissa L. Dreifuerst

Melissa L. Dreifuerst, Vice President

		By:	/s/ Eric von Estorff

Eric von Estorff, Secretary

GREAT LAKES ENERGY TECHNOLOGIES, LLC

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, Manager

FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     THIS AMENDMENT, dated as of July 27, 2007, is made by and among ORION ENERGY SYSTEMS, LTD., a Wisconsin corporation (“Orion”) and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division.
RECITALS
     The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of December 22, 2005, as amended, (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.
     2. Amendment of Section 6.2(c). Section 6.2(c) of the Credit Agreement is amended to read as follows:
     (c) Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than Four Million Dollars ($4,000,000) in the aggregate during any fiscal year ending on or after March 31, 2008 during the term hereof, with no more than One Million One Hundred Thousand Dollars ($1,100,000) in the aggregate to be paid from the Borrowers’ working capital in any such fiscal year.
     3. Amendment of Section 6.4. Section 6.4 of the Credit Agreement is amended to read as follows:

     Section 6.4 Indebtedness. The Borrowers will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrowers’ behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
     (a) The Indebtedness arising hereunder;
     (b) Any indebtedness of any Borrower in existence on the date of this Agreement and listed in Schedule 6.4 hereto;
     (c) Any indebtedness relating to Permitted Liens;
     (d) Any indebtedness subject to a debt subordination agreement in favor of the Lender and acceptable to the Lender in its sole discretion; and
     (e) The indebtedness of any Borrower to General Electric Energy Financial Services, Inc. or an affiliate and Expansion Capital Partners or an affiliate under the Borrowers’ Ten Million Five Hundred Thousand Dollars ($10,500,000.00) Subordinated Convertible Promissory Notes, provided such notes remain fully subordinated to the Indebtedness on terms acceptable to the Lender in its sole discretion.
     4. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     5. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with the Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.
     6. Representations and Warranties. Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:
     (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
     (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or limited liability company action, as the case may be, and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
     (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     7. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
     8. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
     9. Release. Each Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     10. Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
     11. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK,		ORION ENERGY SYSTEMS, LTD.
NATIONAL ASSOCIATION, acting through its
Wells Fargo Business Credit operating division

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, President

By:	/s/ Brian P. Bur

Brian P. Bur, Relationship Manager

		By:	/s/ Eric von Estorff

Eric von Estorff, Secretary

GREAT LAKES ENERGY TECHNOLOGIES, LLC

		By:	/s/ Neal R. Verfuerth

Neal R. Verfuerth, Manager

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
     Each of the undersigned, a guarantor of the indebtedness of Orion Energy Systems, Ltd., a Wisconsin corporation (“Orion”) and Great Lakes Energy Technologies, LLC, a Wisconsin limited liability company (“Great Lakes” and together with Orion, the “Borrowers” and each a “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), through its Wells Fargo Business Credit operating division, pursuant to a Guaranty dated as of March 29, 2007, (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrowers’ present and future indebtedness to the Lender.

CLEAN ENERGY SOLUTIONS, LLC
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager

ENERGY CAPITAL PARTNERS, LLC
By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager

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